Exhibit 99.1

Media Relations Contact:

Brian Ziel (408.658.1540)

brian.ziel@seagate.com

Investor Relations Contact:

Rod Cooper (408.658.1099)

rod.j.cooper@seagate.com

SEAGATE PROVIDES UPDATE ON THAILAND OPERATIONS

CUPERTINO, CA — October 12, 2011 — Seagate Technology plc (NASDAQ: STX) today provided an update to its operations in Thailand in light of the severe flooding in the region.

Currently, all Seagate factories in Thailand are operational and there are no logistical issues with employees reaching its factories. However, the hard disk drive component supply chain is being disrupted and it is expected that certain components in the supply chain will be constrained. Given the volatility of the situation it is unclear what the magnitude of the supply chain disruption will be to Seagate’s hard disk drive output from its Thailand operations.

Seagate is actively managing its supply chain and factory output to align production capabilities and optimize its build schedule to meet customer requirements.  As a result of the disruption caused by the floods, Seagate anticipates hard drive supply will be constrained throughout the current quarter.

This devastating natural disaster has tragically taken hundreds of lives and displaced many families. At this time, Seagate reports that all of its employees in the region are safe.

The situation is dynamic, and circumstances can change quickly and frequently. Seagate will provide further updates on its quarterly conference call on Thursday, October 20, 2011.

Seagate’s Thailand facilities:

Teparuk - Seagate Teparuk was established in 1988 to produce head stack and head gimbal assemblies.

Address:  1627 Moo 7, Teparuk Rd, Tambol Teparuk, Amphur Muang, Samutprakarn 10270

Korat - Seagate Korat was established in 1996 to manufacture components - slider, head assembly and head gimbal assembly - as well as hard drives.

Address: 90 Moo 15 Tambol.Sungnoen, Amphur Sungnoen, Nakhon-Ratchasima 30170

About Seagate

Seagate is the world leader in hard disk drives and storage solutions. Learn more at seagate.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, current conditions in Thailand referenced in this press release may change or be different than the Company’s current understanding and any such change or difference may pose risks to the Company’s operating and financial performance. Such risks and uncertainties may also include an adverse impact on the Company’s ability to successfully qualify, manufacture and sell its disk drive products if supply chain disruptions were to occur as a result of the matters discussed above. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.